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[AFTERMARKET LOGO]
                                                                     EXHIBIT 99


NEWS RELEASE
------------                                              FOR MORE INFORMATION:
FOR IMMEDIATE RELEASE                                     MARY RYAN
                                                          630/734-2383


           AFTERMARKET TECHNOLOGY CORP. ISSUES GUIDANCE FOR 2000

                 -ANTICIPATES 80% EARNINGS GROWTH IN 2000-

WESTMONT, IL, THURSDAY, DECEMBER 9, 1999 - Aftermarket Technology Corp. today announced its earnings guidance for 2000 and identified its performance objectives for 2001. The Company said that it expects to achieve earnings of $1.25 per diluted share in 2000 and that improvements and restructuring recently completed and in process should drive further improvement in earnings of approximately 50% in 2001. The Company also reaffirmed the 1999 consensus EPS estimate of $0.70 per diluted share before charges.

The Company announced it expects to record restructuring charges of approximately $9.5 million in the fourth quarter of 1999, associated with initiatives designed to improve operating efficiencies. These charges, which consist primarily of severance, facility closure costs and associated asset write-offs, result from finalization of the Company's 2000 planning process. The profit improvement initiatives driving these charges include consolidation of one of the Company's aftermarket transmission remanufacturing facilities into one of the Company's more efficient remanufacturing facilities. In addition, the

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Company will prune its product offering of remanufactured engines, enabling it to reduce costs by focusing on higher volume engine models. Collectively, the restructuring charges are expected to result in 2000 operating income improvement of approximately $11 million.

Commenting on the Company's 2000 outlook, Mike DuBose, Chairman, President and CEO said, "As we wind up ATC's transition year, I am pleased with the progress being made in restoring the Company to health. During 1999, we made tremendous advances that provide the building blocks for our success in 2000. We still have work to do in some of our businesses, but feel that our systems improvements, enhanced employee training, strengthening field management and strict cost and working capital controls will significantly contribute to ATC's performance in 2000."

"There are a number of 2000 business plan initiatives that support further performance improvement and lay the foundation for achievement of our long-term goals. These include numerous initiatives in the Distribution Group such as operations improvement "tiger teams", enhanced products and manual transmission parts roll-out through our recently acquired All Trans division as well as significant company-wide productivity initiatives. Assuming the economy continues under its present course, we expect these and other initiatives to continue our top line growth rate of approximately 10-15%, drive growth in EBITDA of approximately 40% and in EPS of approximately 80% in 2000. We are targeting continued progress into 2001 with further earnings growth of approximately 50%," DuBose concluded.


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In other news, the Company announced that it recently completed the previously announced purchase of the assets of All Automatic Transmission Parts, Inc. This is the companion acquisition to the Company's All Trans purchase, which occurred on October 1, 1999.

ATC is headquartered in Westmont, Illinois. The Company's principal products include remanufactured transmissions, torque converters and engines, as well as remanufactured and new parts for the repair of automotive drive train assemblies. ATC also remanufactures electronic control modules, instrument and display clusters and radios. In addition, the Company provides third party distribution and material recovery services.

The Company's customers include original equipment manufacturers and independent transmission rebuilders, as well as wholesale distributors and retail automotive parts stores. Established in 1994, the Company maintains more than 65 distribution centers throughout the United States and Canada. ATC posted 1998 revenues of $486.8 million.


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The preceding paragraphs contain statements that are not related to historical results and are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and other filings made by the Company with the Securities and Exchange Commission.


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